Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:
Martha Lindeman
312-373-2430

Media Contact:
Linda Marsicano
312-373-2447

PLAYBOY ENTERPRISES INC. REPORTS
RESULTS FOR FOURTH QUARTER AND FULL YEAR 2006

CHICAGO, Tuesday February 13, 2007– Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today reported net income for the fourth quarter ending December 31, 2006, of $3.7 million, or $0.11 per basic and diluted share, in line with the company’s 2006 financial guidance, compared to net income for the 2005 fourth quarter of $4.6 million, or $0.14 per basic and diluted share. The 2006 fourth quarter results included a $1.8 million charge related to a legal settlement; $0.8 million in additional expense due to modifications to how the company accounts for certain trademark costs and carriage agreements and a $2.6 million tax benefit related to the carriage agreement modification.
Fourth quarter operating income totaled $3.1 million in 2006 versus $7.3 million in 2005 on revenues of $86.2 million and $91.0 million, respectively. The Licensing and Publishing Groups showed improved operating results in the 2006 quarter compared to the prior year, but the gains were more than offset by lower Entertainment Group income due to weakness in the domestic TV business and a litigation settlement. The fourth quarter 2006 results also were positively affected by lower variable compensation expense compared to 2005.
The company said that, effective with the 2006 fourth quarter, it has begun expensing certain trademark costs, which were previously being capitalized, and has begun amortizing certain TV carriage agreements, which were previously determined to be indefinite lived. These modifications will result in higher recorded expenses for these items going forward and are expected to reduce future reported earnings by approximately $3.3 million, or $0.10 per basic and diluted share, in 2007.
For the year ended December 31, 2006, PEI reported net income of $2.3 million, or $0.07 per basic and diluted share, compared to a net loss in 2005 of $0.7 million, or $0.02 per basic and diluted share. Operating income in 2006 was $9.1 million, versus $30.9 million in the prior year, on a 2% decline in revenues to $331.1 million.

PEI Chairman and Chief Executive Officer Christie Hefner said: “Looking at the quarter, continued strong profit growth in Licensing and a significant improvement in Publishing results helped us deliver on our guidance for full year 2006. While the year clearly has been challenging for the domestic TV and magazine businesses, growth in our licensing, online, international TV and mobile initiatives support our belief that these businesses will drive the company’s performance going forward.
“As we look at 2007, we expect the Licensing Group again to report revenue and profit growth of 15 – 20% year over year. In addition to our Palms Casino Resort agreement, we will benefit from continued growth of our merchandising business into new territories and categories as well as expansion of our retail stores.
“At the same time, it is clear that the publishing and domestic TV businesses will remain under pressure. Magazine trends, which include a weak newsstand market and competition for advertising from non-print media, are well documented. We are seeing a good start on the advertising side and the anticipated ad revenue growth, combined with the cost reductions initiatives we have taken, should allow us to keep the 2007 Publishing loss at recent levels. As we previously have discussed, domestic TV remains challenging, impacted by a number of factors including reduced market share resulting from the adoption of video-on-demand technology and the loss of exclusivity on one of the satellite services. As a consequence, although we do not yet have definitive data on the new networks launched in November, it appears likely that domestic TV revenues will be lower in 2007 versus 2006,” Hefner said.

Entertainment
The Entertainment Group reported fourth quarter 2006 segment income of $4.7 million, down from $12.3 million in the prior year, primarily due to lower profits in the domestic TV business. Revenues were down 8% to $52.1 million.
Domestic TV revenues declined 18% in the 2006 fourth quarter. Revenues from video-on-demand and from Playboy TV subscriptions increased, but these gains were more than offset by lower satellite and cable pay-per-view revenues. Fourth quarter domestic TV profits also were negatively affected by a litigation settlement, which resulted in a $1.8 million charge, and by a $0.3 million charge related to a change in the estimated useful lives of certain carriage agreements.
In the 2006 fourth quarter, international revenues were off slightly compared to the prior year period due to lower third-party sales. In online, the growth in fourth quarter 2006 subscription revenues was more than offset by the decrease in e-commerce revenues resulting from our strategic decision to outsource our Spice catalog and website. Revenues from other businesses rose, reflecting the launch of Playboy Radio and higher online advertising revenues.

Publishing
The Publishing Group narrowed its segment loss to $0.5 million in the 2006 fourth quarter, a significant improvement from the $3.1 million loss in the 2005 fourth quarter, in spite of a $1.5 million decline in revenues to $25.2 million during the same time periods. Increased advertising revenues combined with lower editorial and marketing expenses at Playboy magazine primarily were responsible for the improved year-over-year results.
The company said that it expects advertising revenues to be up approximately 22% in the first quarter of 2007 compared to last year.

Licensing
The Licensing Group’s fourth quarter 2006 segment income rose 16% to $5.9 million versus the prior year, as revenues were up 21% to $8.9 million. The first quarter of results from the Playboy venue at the Palms Casino Resort in Las Vegas drove the gains in quarterly revenues and profits.

Corporate Administration and Promotion and Other
Corporate Administration and Promotion fourth quarter 2006 expense was $7.0 million, essentially flat compared to the prior year. The 2006 quarterly results also included a $0.5 million charge related to expensing certain trademark costs, which were previously being capitalized.
PEI also recorded in the 2006 fourth quarter a tax benefit of $2.6 million, which was related to the modification to the way certain TV carriage agreements are amortized, which resulted in a reduction in the valuation allowance for deferred tax assets. As a result, fourth quarter 2006 taxes were a benefit of $1.8 million versus expense of $1.2 million in the prior year quarter.

Additional information regarding fourth quarter 2006 earnings will be available on the earnings release conference call, which is being held today, February 13, at 11:00 a.m. Eastern /10:00 a.m. Central. The call may be accessed by dialing 800-909-5202 (for domestic callers) or 1-785-830-7975 (for international callers) and using the password: Playboy. In addition, the call will be webcast. To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

* * * *

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates television networks and distributes programming globally; owns Playboy.com, a leading men's lifestyle and entertainment website; and licenses the Playboy trademark internationally for a range of consumer products and services.
FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements,” including statements as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:
(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video and online materials,
(b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
(c)	substantive changes in postal regulations which could increase our postage and distribution costs;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4)
Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men’s magazine, Internet, new electronic media and product licensing markets;
(11)	Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and wireless businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

(13)
Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control and competition for channel space on linear television platforms or video-on-demand platforms;

(14)
Failure to maintain our agreements with multiple system operators and direct-to-home operators on favorable terms, as well as any decline in our access to, and acceptance by, direct-to-home and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on splits with operators of these systems;

(15)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
(16)	Any charges or costs we incur in connection with restructuring measures we may take in the future;
(17)	Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC, joint venture partner;
(18)	Increases in paper, printing or postage costs;
(19)	Risks associated with certain minimum revenue amounts under our cable distribution agreements;
(20)	Effects of the national consolidation of the single-copy magazine distribution system;
(21)	Effects of the national consolidation of television distribution companies (e.g. cable multiple system operators, satellite platforms and telecommunications companies); and
(22)	Risks associated with the viability of our subscription-, on demand- and e-commerce-based Internet model.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at www.sec.gov or in the Investor Relations section of our website. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Playboy Enterprises, Inc. Condensed Consolidated Statements of Operations (Unaudited) (In millions, except per share amounts)

	Quarters Ended
	December 31,
	2006	2005
Net revenues
Entertainment:
Domestic TV	$18.8	$23.1
International	14.4	14.6
Online subscriptions and e-commerce	14.9	16.1
Other	4.0	3.0
Total Entertainment	52.1	56.8
Publishing:
Playboy magazine
Subscription	11.0	12.1
Newsstand	2.4	2.5
Advertising	8.2	7.3
Total Playboy magazine	21.6	21.9
Special editions and other	2.0	3.1
International	1.6	1.7
Total Publishing	25.2	26.7
Licensing:
International licensing	6.2	5.5
Domestic licensing	1.5	1.5
Marketing events	0.2	0.3
Other	1.0	0.2
Total Licensing	8.9	7.5

Total net revenues	$86.2	$91.0

Net income
Entertainment	$4.7	$12.3
Publishing	(0.5)	(3.1)
Licensing	5.9	5.1
Corporate Administration and Promotion	(7.0)	(6.9)

Segment income	3.1	7.4

Restructuring expenses	-	(0.1)

Operating income	3.1	7.3

Investment income	0.6	0.8
Interest expense	(1.4)	(1.5)
Amortization of deferred financing fees	(0.1)	(0.1)
Minority interest	-	(0.5)
Other, net	(0.3)	(0.2)

Income before income taxes	1.9	5.8

Income tax benefit (expense)	1.8	(1.2)

Net income	$3.7	$4.6

Weighted average number of common shares outstanding
Basic	33,214	33,119
Diluted	33,268	33,451

Basic and diluted earnings per common share	$0.11	$0.14

Note: Certain reclassifications have been made to conform to the current presentation.

Playboy Enterprises, Inc. Condensed Consolidated Statements of Operations (Unaudited) (In millions, except per share amounts)

	Twelve Months Ended
	December 31,
	2006	2005
Net revenues
Entertainment:
Domestic TV	$82.5	$98.6
International	55.7	52.1
Online subscriptions and e-commerce	52.1	46.9
Other	10.7	6.4
Total Entertainment	201.0	204.0
Publishing:
Playboy magazine
Subscription	45.4	49.4
Newsstand	9.8	10.5
Advertising	25.5	29.5
Total Playboy magazine	80.7	89.4
Special editions and other	9.8	10.5
International	6.6	6.6
Total Publishing	97.1	106.5
Licensing:
International licensing	22.8	19.0
Domestic licensing	5.4	5.2
Marketing events	3.0	3.0
Other	1.8	0.5
Total Licensing	33.0	27.7

Total net revenues	$331.1	$338.2

Net income (loss)
Entertainment	$23.3	$41.1
Publishing	(5.4)	(6.5)
Licensing	18.9	16.0
Corporate Administration and Promotion	(25.7)	(19.6)

Segment income	11.1	31.0

Restructuring expenses	(2.0)	(0.1)

Operating income	9.1	30.9

Investment income	2.4	2.2
Interest expense	(5.6)	(7.0)
Amortization of deferred financing fees	(0.5)	(0.6)
Minority interest	-	(1.6)
Debt extinguishment expenses	-	(19.3)
Other, net	(0.6)	(1.3)

Income before income taxes	4.8	3.3

Income tax expense	(2.5)	(4.0)

Net income (loss)	$2.3	$(0.7)

Weighted average number of common shares outstanding
Basic	33,171	33,163
Diluted	33,276	33,163

Basic and diluted income (loss) per common share	$0.07	$(0.02)

Note: Certain reclassifications have been made to conform to the current presentation.

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (in millions of dollars)

	Fourth Quarter Ended December 31,			Twelve Months Ended December 31,

EBITDA and Adjusted EBITDA	2006	2005	% Better/(Worse)	2006	2005	% Better/(Worse)
Net Income (Loss)	$3.7	$4.6	(19.6)	$2.3	$(0.7)	---
Adjusted for:
Income Tax Expense (Benefit)	(1.8)	1.2	---	2.5	4.0	37.5
Interest Expense	1.4	1.5	6.7	5.6	7.0	20.0
Amortization of Deferred Financing Fees	0.1	0.1	---	0.5	0.6	16.7
Equity in Operations of Investments	0.2	0.1	(100.0)	0.1	0.4	75.0
Depreciation and Amortization	10.7	10.2	(4.9)	44.1	43.1	(2.3)
EBITDA (1)	14.3	17.7	(19.2)	55.1	54.4	1.3
Adjusted for:
Cash Investments in Television Programming	(10.2)	(8.8)	(15.9)	(38.5)	(33.1)	(16.3)
Adjusted EBITDA (2)	$4.1	$8.9	(53.9)	$16.6	$21.3	(22.1)

	Fourth Quarter Ended December 31,			Twelve Months Ended December 31,

Financial and Operating Data	2006	2005	% Inc/(Dec )	2006	2005	% Inc/(Dec )
Entertainment
Cash Investments in Television Programming	$10.2	$8.8	15.9	$38.5	$33.1	16.3
Programming Amortization and Online Content Expenses	$11.2	$10.4	7.7	$41.8	$40.1	4.2

International TV Household Units at End of Period (in millions) (3)	47.5	44.3	7.2	47.5	44.3	7.2

Domestic TV Household Units at End of Period (in millions) (3):

Playboy TV:
Satellite	28.6	26.8	6.7	28.6	26.8	6.7
Cable	22.5	20.1	11.9	22.5	20.1	11.9

Movie Networks:
Satellite	40.8	53.0	(23.0)	40.8	53.0	(23.0)
Cable	42.3	43.8	(3.4)	42.3	43.8	(3.4)

On Demand Households:
VOD	19.5	8.6	126.7	19.5	8.6	126.7
SVOD	11.6	1.9	510.5	11.6	1.9	510.5

Publishing
Magazine Advertising Pages	137.1	119.0	15.2	428.8	479.0	(10.5)

At December 31
Cash, Cash Equivalents, Marketable Securities and
Short-Term Investments	$35.7	$52.1	(31.5)	$35.7	$52.1	(31.5)
Long-Term Financing Obligations	$115.0	$115.0	---	$115.0	$115.0	---

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1.
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television content. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2.
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

3.
Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple distribution platforms (i.e. digital and analog) are available to that household.